EXHIBIT 10.2

FORM OF CHANGE OF CONTROL AGREEMENT

Apex Silver Mines Limited has entered into a change of control agreement with Gerald J. Malys, its Senior Vice President and Chief Financial Officer, effective June 12, 2006 pursuant to which he will receive certain benefits upon his termination of employment or the occurrence of certain other events following a Change of Control as defined in the agreement.

[Date]

[Name]
[Title]
Apex Silver Mines Limited
c/o Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, CO  80203

Dear [Name]:

Apex Silver Mines Limited (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel.  In this connection, the Board of Directors of the Company (the “Board”) recognizes that, as is the case with many publicly held corporations, the possibility of a Change of Control (as defined in Section 2 hereof) may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control, although no such change is now contemplated.

In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated subsequent to a Change of Control under the circumstances described below.

1.  TERM OF AGREEMENT.  This Agreement shall commence on the date hereof and shall continue from year to year at the discretion of the Board of Directors.  Provided no Change of Control shall have occurred, the Company may terminate this Agreement at any time upon 12 months prior written notice to you; provided, however, that after a Change of Control during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties under the Agreement are satisfied and the two year period referred to in the definition of “Good Reason”  has expired.  Notwithstanding the foregoing, and provided no Change of Control shall have occurred, this Agreement shall automatically terminate upon the earlier to occur of (i) your termination of employment with the Company, or (ii) the Company’s furnishing you with notice of termination of employment, irrespective of the effective date of such termination.

2.  CHANGE OF CONTROL.  No benefits shall be payable hereunder unless there shall have been a Change of Control, as set forth below.  For purposes of this Agreement, a “Change of Control” shall mean the first to occur of the following events specified in (A), (B), (C), (D) or (E) (but no event other than the specified events):  (A) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities (other than (i)

the Company, (ii) any subsidiary of the Company, or (iii) one or more employee benefit plans maintained by the Company); (B) three or more Directors of the Company, whose election or nomination for election is not approved by a majority of the applicable Incumbent Board, are elected within any single twelve month period to serve on the Board; (C) members of the applicable Incumbent Board cease to constitute a majority of the Board; (D) the consummation of a merger or consolidation of the Company with or into any other corporation or entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization own less than 50% of the outstanding voting securities of the surviving entity (or its parent) following the consolidation, merger or reorganization or (E) the consummation of a sale, lease or other disposition of all or substantially all of the assets of the Company.  For purposes of Section 2(A) hereof, the terms “person” and “beneficial owner” shall have the meanings set forth in Section 13(d) and Rule 13d-3, respectively, of the Securities Exchange Act of 1934, as amended, and in the regulations promulgated thereunder.  For purposes of this Section 2, “Incumbent Board” means (i) members of the Board of Directors of the Company as of the date hereof, to the extent that they continue to serve as members of the Board, and (ii) any individual who becomes a member of the Board after the date hereof, if such individual’s election or nomination for election as a Director was approved by a vote of at least seventy-five percent (75%) of the then applicable Incumbent Board.

3.  TERMINATION FOLLOWING CHANGE OF CONTROL.  If the events described in Section 2 hereof constituting a Change of Control shall have occurred during the term of this Agreement, you shall be entitled to the benefits provided in Subsection 4(iii) hereof upon the subsequent termination of your employment within 2 years after the occurrence of such Change of Control unless such termination is (A) because of your death or Disability, (B) by the Company for Cause, or (C) by you other than for Good Reason.

(i)                                     Disability.  If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability.”

(ii)                                  Cause.  Termination by the Company of your employment for “Cause” shall mean termination for (A) the commission of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty, or fraud with respect to the Company, (B) conduct tending to bring the Company into substantial public disgrace or disrepute, (C) substantial and repeated failure to perform duties as reasonably directed by the Board, (D) gross negligence or willful misconduct with respect to the Company or any of its affiliated entities, or (E) any other material breach of any other agreement between you and the Company or its affiliated entities which is not cured within 15 days after written notice thereof to you.

(iii)                               Good Reason.  You shall be entitled to terminate your employment for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean, without your express written consent, the occurrence within 2 years after a Change of Control of any of the following circumstances unless, in the case of paragraphs (A), (B), (E), (F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as such terms are defined in Subsections 3(v) and 3(iv) hereof, respectively, given in respect thereof:

(A)                              the assignment to you of any duties inconsistent with your current status as an executive of the Company or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the Change of Control;

(B)                                a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all senior executives of the Company and all senior executives of any person in control of the Company;

(C)                                your relocation to a location not within 25 miles of your present office or job location, except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

(D)                               the failure by the Company to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due;

(E)                                 the failure by the Company to continue in effect any bonus to which you were entitled, or any compensation plan in which you participated immediately prior to the Change of Control which is material to your total compensation, including but not limited to the Company’s Incentive Bonus Plan, Stock Option Plan, 401(k) Profit Sharing Plan, or any substitute plan or plans adopted prior to the Change of Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan and such equitable arrangement provides substantially equivalent benefits not materially less favorable to you (both in terms of the amount of benefits provided and the level of your participation relative to other participants), or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable (both in terms of the amount of benefits provided and the level of your participation relative to other participants) as existed at the time of the Change of Control of the Company.

(F)                                 the failure by the Company to continue to provide you with benefits substantially similar or superior to those enjoyed by you under any of the Company’s life insurance, medical, dental, and accident, or disability plans in which you were participating at the time of the Change of Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the Change of Control, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled in accordance with the Company’s normal vacation policy in effect at the time of the Change of Control;

(G)                                the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

(H)                               any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection 3(iv) hereof (and,

if applicable, the requirements of Subsection 3(ii) hereof); for purposes of this Agreement, no such purported termination shall be effective.

Your rights to terminate your employment pursuant to this Subsection 3(iii) shall not be affected by your incapacity due to physical or mental illness.  Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(iv)                              NOTICE OF TERMINATION.  Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof.  For purposes of this agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v)                                 DATE OF TERMINATION, ETC.  “Date of Termination” shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such 30-day period), (B) if your employment is terminated pursuant to Subsection 3(ii) hereof or for any other reason (other than Disability), the date specified in the Notice of Termination (which shall not be less than 30 nor more than 60 days from the date such Notice of Termination is given) or (C) if your employment is terminated pursuant to Subsection 3(iii) hereof, the date specified in the Notice of Termination (which shall not be less than 15 nor more than 60 days from the date such Notice of Termination is given).

4.  COMPENSATION UPON TERMINATION OR DURING DISABILITY.  Following a Change of Control, as defined by Section 2 hereof, upon termination of your employment within 2 years after the occurrence of such Change of Control or during a period of Disability you shall be entitled to the following benefits:

(i)                                     During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all amounts payable to you under any compensation plan of the Company during such period, until this Agreement is terminated pursuant to Subsection 3(i) hereof.  Thereafter, or in the event your employment shall be terminated by you other than for Good Reason or by reason of your death, your benefits shall be determined under the Company’s insurance or other compensation programs then in effect in accordance with the terms of such programs.

(ii)                                  If your employment shall be terminated by the Company for Cause, Disability or death, or by you other than for Good Reason, the Company shall, to the extent not theretofore paid, pay you in a lump sum your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given within 10 business days of the Date of Termination, plus all other amounts to which you are entitled under any insurance and other compensation programs of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(iii)                               If your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or death or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

(A)                              The Company shall, to the extent not theretofore paid, pay you in a lump sum your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given within 10 business days of the Date of Termination, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due, except as otherwise provided below.

(B)                                In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment (together with the payments provided in paragraph (C) of this Subsection 4(iii), the “Severance Payments”) equal to two times the sum of (a) your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof, and (b) 100% of your target bonus amount established pursuant to the compensation or bonus plan in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination.  The Severance Payments shall be made within 10 business days of the Date of Termination.

(C)                                The Company shall pay to you any deferred compensation, including but not limited to deferred bonuses, allocated or credited to you as of the Date of Termination.

(D)                               The Company shall also pay to you all legal fees and expenses incurred by you prior to December 31 of the second calendar year following the calendar year that includes the Date of Termination as a result of such termination including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement.

(E)                                 Taxes - All payments shall be subject to the withholding of such amounts as the Company is required to be withheld pursuant to any applicable federal, state, or local law or regulation, and you are responsible for any tax liability on such payments.

(F)                                 All payments under this Agreement will be contingent upon the execution of an Application and Release of Claims by you and the Company, and this Application and Release of Claims shall govern the timing of all payments made.  A copy of the terms and conditions of such Application and Release of Claims is attached as an appendix to this Agreement.

(G)                                Limitation on Benefits.  Any benefits payable or to be provided pursuant to this Agreement or otherwise, which constitute “Parachute Payments” as defined in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended, including any regulations adopted thereunder (the “Code”), shall be subject to limitation such that the benefits payable or to be provided under this Agreement, as well as any payments or benefits provided outside of this Agreement, shall not cause the Company to have paid an “Excess Parachute Payment” as defined in

Section 280G(b)(1) of the Code.  Accordingly, anything in this Agreement to the contrary notwithstanding, in the event that it is determined that receipt of all Parachute Payments would cause the Company to pay an Excess Parachute Payment, the Company shall determine, and promptly notify you of, a “Reduced Amount” which shall be the highest aggregate amount of Parachute Payments that shall not cause the Company to have paid an Excess Parachute Payment.  You may then elect, in your sole discretion, which and how much of the Parachute Payments, including without limitation Parachute Payments made outside of this Agreement, shall be eliminated or reduced (as long as after such election the “Present Value” (as defined in Section 280G(d)(4) of the Code) of the aggregate Parachute Payments is equal to the Reduced Amount) and shall advise the Company in writing of such election within 10 days of your receipt of notice.  If no such election is made within such 10 day period, the Company may elect which of Parachute Payments, including without limitation Parachute Payments made outside of this Agreement, shall be eliminated or reduced (as long as after such election the Present Value of the aggregate Parachute Payments is equal to the Reduced Amount) and shall notify you promptly of such election.

(iv)                              If your employment shall be terminated (A) by the Company other than for Cause, Disability or death or (B) by you for Good Reason, then, provided you timely elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay, on your behalf, the portion of premiums of your group health insurance, including coverage for your eligible dependents, that the Company paid immediately prior to the Date of Termination (“COBRA Payments”) for the period that you are entitled to coverage under COBRA, but not to exceed 24 months (“COBRA Period”).  The Company will pay such COBRA Payments for your eligible dependents only for coverage for which those dependents were enrolled immediately prior to the Date of Termination.  You will continue to be required to pay that portion of the premium of your health coverage, including coverage for your eligible dependents, that you were required to pay as an active employee immediately prior to the Date of Termination.  Within 30 days following the end of the COBRA Period, the Company shall pay to you in a lump sum an amount equal to the product of (x) the amount of the COBRA payment paid on your behalf for the final month of the COBRA Period and (y) the number of months by which the Cobra Period was less than 24.

(v)                                 If your employment shall be terminated (A) by the Company other than for Cause, Disability or death or (B) by you for Good Reason then for a 24-month period after such termination, the Company shall arrange to provide you, at a cost not to exceed $5,000 in the aggregate, with life, disability, and accident insurance benefits substantially similar to those that you are receiving immediately prior to the Notice of Termination.  Benefits otherwise receivable by you pursuant to this Subsection 4(v) shall be reduced to the extent comparable benefits are actually received by you from another employer during the 24-month period following your termination, and any such benefits actually received by you shall be reported to the Company.

(vi)                              You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company (other than by any cash payments which may be available to you under the Company’s Severance Policy), or otherwise except as specifically provided in this Section 4.

(vii)                           In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits available to you under the Company’s Employees’ Share Option Plan, 401(k) profit sharing plan, and to Outplacement benefits as defined in Section 5.5 of the Company’s Severance Policy.

(viii)                        Anything in this Agreement to the contrary notwithstanding, if on the Date of Termination of your employment with the Company, as a result of such termination, you would receive any payment that, absent the application of this Section 4(viii), would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then such payment shall be payable on the date that is the earliest of (i) six (6) months after the Date of Termination, (ii) your death or (iii) such other date as will not result in such payment being subject to such interest and additional tax.  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving you the economic benefits described herein in a manner that does not result in such tax being imposed (it being understood that if such amendments do not avoid the application of Section 409A of the Code, the Company will make such payments nonetheless).

5.  SUCCESSORS; BINDING AGREEMENT.

(i)                                     The Company will require any successor (whether direct or indirect, by purchase, merger, share exchange, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this agreement by operation of law, or otherwise.

(ii)                                  This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees and legatees.  If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this agreement to your legatee or other designee or, if there is no such designee, to your estate.

(iii)                               In the event that you are employed by a subsidiary of the Company, wherever in this Agreement reference is made to the “Company,” unless the context otherwise requires, such reference shall also include such subsidiary.  The Company shall cause such subsidiary to carry out the terms of this Agreement insofar as they relate to the employment relationship between you and such subsidiary, and the Company shall indemnify you and save you harmless from and against all liability and damage you may suffer as a consequence of such subsidiary’s failure to perform and carry out such terms.  Wherever reference is made to any benefit program of the Company, such reference shall include, where appropriate, the corresponding benefit program of such subsidiary if you were a participant in such benefit program on the date a Change of Control has occurred.

6.  NOTICE.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

7.  MISCELLANEOUS.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  To the extent that United States federal laws do not otherwise apply, this Agreement shall be construed in accordance with and governed by the laws of the Cayman Islands.

8.  VALIDITY.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.  COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.  ARBITRATION.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Colorado, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

Apex Silver Mines Limited

By

Agreed to as of the day of , .

Signature: